Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the Amended and Restated 1998 Stock Incentive Plan of Tejon Ranch Co. of our reports dated March 8, 2016, with respect to the consolidated financial statements of Tejon Ranch Co. and Subsidiaries, and the effectiveness of internal control over financial reporting of Tejon Ranch Co., included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

March 30, 2016